Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-180649 on Form S-3D and Nos. 333-217925, 333-188570 and 333-176399 on Forms S-8 of Farmers National Banc Corp. of our report dated March 5, 2019 on the consolidated balance sheet of Farmers National Banc Corp. as of December 31, 2018 and the consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2018, appearing in this 2019 Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Cleveland, Ohio

March 5, 2020